Exhibit 10.29

CHAIRMAN SERVICES AGREEMENT

THIS CHAIRMAN SERVICES AGREEMENT (this “Agreement”) is made as of July 14, 2017, by and between Robin Smith MD MBA ("Advisor") and MYnd Analytics, Inc. with addresses at 26522 La Alameda, Suite 290, Mission Viejo, CA 92691 (the "Company"), and shall become effective on the date the Company's securities become initially listed on The Nasdaq Capital Market (the “Effective Date”). When referred to collectively, the Company and the Consultant shall be referred to as the “Parties”.

Recitals

WHEREAS, on the terms and subject to the conditions contained in this Agreement, the Company desires to obtain certain management, chairman and other advisory services from the Advisor, and the Advisor has agreed to perform such services; and

WHEREAS, this Agreement has been approved by the Company’s Board of Directors (the "Board").

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Chairman of the Board Services.

1.1 Board of Directors Supervision. The activities of the Advisor (excluding those as Board member and Chairman of the Board) to be performed under this Agreement shall be subject to the supervision of the Board and subject to reasonable policies not inconsistent with the terms of this Agreement adopted by the Board and in effect from time-to-time. Where not required by applicable law or regulation, the Advisor shall not require the prior approval of the Board to perform her duties under this Agreement. Notwithstanding the foregoing, the Advisor shall not have the authority to bind the Company, and nothing contained herein shall be construed to create an agency relationship between the Company and the Advisor.

1.2 Services.

1.2.1 Scope. Subject to any limitations imposed by applicable law or regulation, the Advisor shall continue to be Chairman of the Board and render or cause to be rendered at times advisory and management services to the Company, which services may include providing advice and assistance concerning: strategic vision and planning; identification of growth and expansion opportunities; financial planning; and corporate partnering and business development (collectively, the “Services”).

1.2.2 Board and Chairman Services. The Company hereby requests and Advisor hereby agrees to serve as a strategic Advisor and Chairman of the Board of the Company and serve as non-executive Chairman. In order to enable Advisor to continue to be elected as a member of the Company’s Board, and to be selected as Chairman of the Board, throughout the Term (as defined herein in Section 2), the Company shall nominate Advisor in such capacity at every stockholders meeting of the Company during the Term.

1.3 Non-exclusivity. The Parties agree that Advisor will be performing the Services to the Company on a non-exclusive basis. The Advisor shall devote such time and efforts to the performance of Services contemplated hereby as the Advisor deems reasonably necessary or appropriate; provided, however, that while no minimum number of hours is required to be devoted by the Advisor on a weekly, monthly, annual or other basis, the Advisor does agree that she will devote substantial time and effort toward the success of the Company. The Company acknowledges and agrees that the Services are not exclusive to the Company and that the Advisor has and will continue to have other companies, clients, business, and foundations that Advisor works with and may become employed with. The Company acknowledges that the Advisor may render similar Services to other persons and entities, subject only to Section 5 below and corporate policies (from time to time enacted) relating to conflict of interests and related parties transactions covering activities of Board members.

2. Term.

2.1 Services. The Advisor shall provide the Services set forth in Section 1 above from the Effective Date until the earlier of (a) termination of this Agreement by mutual agreement of the Advisor and the Company and (b) the eighteen (18) month anniversary of the Effective Date (the "Initial Period"); provided that this Agreement shall be automatically extended for additional one year periods beyond the Initial Period unless the Advisor or the Company provides written notice of its desire not to automatically extend the term of this Agreement to the other Party hereto at least ninety (90) days prior to the end of the then current term (such period, the “Term”).

2.2 Termination. No termination of this Agreement, whether pursuant to this Section 2 or otherwise, will affect the Company’s duty to pay any Annual Fees (as defined herein in Section 3) accrued, or to reimburse any cost or expense incurred pursuant to Section 3.3 hereof, prior to the effective date of such termination.  Upon termination of this Agreement, the Advisor’s right to receive any further fee or reimbursement for costs and expenses that have not accrued or been incurred to the date of termination shall cease and terminate.  Additionally, the obligations of the Company under Section 3.3 (Expenses), Section 7 (Indemnification), the provisions of Section 1.2 above (whether in respect of or relating to Services rendered prior to termination of this Agreement or in respect of or relating to any Services provided after termination of this Agreement) and the provisions of Section 14 (Governing Law) will also survive any termination of this Agreement to the maximum extent permitted under applicable law.  In the event of an earlier termination of this Agreement by mutual agreement, any unvested Restricted Stock or stock options granted to Advisor, will automatically vest fully as of the date of termination and, with respect to stock options, the Advisor will have the right to exercise such options and purchase the underlying shares for the remaining term of any such options.

2.2 Support Staff and Facilities. The Company shall furnish Advisor with a New York City Office to work and support staff, office, telephone, and other facilities and equipment necessary to the performance of the Services, subject to the ordinary budget process for the Company.

3. Compensation.

3.1 Annual Fee. In consideration of the management, consulting and financial services to be rendered by Advisor, the Company will pay to the Advisor an annual base fee in cash in the aggregate amount equal to $300,000 (the “Annual Fee”), payable in equal monthly installments. Notwithstanding anything to the contrary in the foregoing, the Advisor shall be entitled to be paid the full amount of the $300,000 Annual Fee for the 2017 calendar year. In addition, the Advisor is eligible to receive additional cash bonus awards as determined by the compensation committee of the Board.

3.2 Offset; Withholding; Taxes. The Company shall pay the Annual Fee without offset, deduction or withholding of any kind or for any purpose and agrees to pay the associated taxes, federal and state, for the awards of Restricted Shares (as hereinafter defined) issued to the Advisor. The Advisor shall pay any federal, state and local taxes payable by it with respect to the Advisor’s cash retainer fee.

3.3 The Advisor’s Expenses. The Company will reimburse the Advisor for travel expenses incurred by attending meetings for and with the Company, producing documented presentations and materials and any such other expenses as the Company shall first expressly agree to in writing. The Company shall reimburse the Advisor, if not charged on a corporate card, for all costs incurred by Advisor for documented Company expenses, within fifteen (15) days of incurring such expenses.

3.4 In addition to the Annual Fee: (a) on the Effective Date, Advisor shall receive a one-time immediate grant of 25,000 Restricted Shares (the “Initial Restricted Stock Award”) under the Company's 2012 Omnibus Incentive Compensation Plan (the "Plan"); (b) on the Effective Date, options to purchase 75,000 shares of common stock under the Plan (subject to stockholder approval at the Company's 2017 annual meeting of stockholders); and (c) on the date of the Company’s 2017 annual meeting of stockholders, if and only if proposed amendments to the Plan are approved (including an increase to the per person annual award limit therein to at least 150,000 shares), the Company shall grant the Advisor an additional award of options to purchase 50,000 shares of common stock (the "Option Grant Subject to Increase"). In addition, at each annual meeting of stockholders of the Company thereafter beginning in 2018 during the Term of this Agreement, the Advisor will receive a grant of 25,000 shares of restricted stock under the Plan (the "Annual Restricted Stock Award", and together with the Initial Restricted Stock Award, the "Restricted Shares") and options to purchase 75,000 shares of common stock under the Plan. All Restricted Shares shall immediately vest upon award, and all options granted under this Agreement, other than the Option Grant Subject to Increase, shall vest 1/3 on the date of grant, 1/3 on the six month anniversary of the date of grant and 1/3 on the twelve month anniversary of the date of grant. The Option Grant Subject to Increase shall vest on December 1, 2018.

4.	[Intentionally Omitted].

5.  Non-Disclosure.

5.1 The Advisor understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and may not be converted to its own use. The Advisor hereby agrees that throughout the term of this Agreement and at all times after, for so long as the information at issue remains either Confidential Information or a Trade Secret, the Advisor will not, directly or indirectly, reveal, divulge, or disclose to any person or entity not expressly authorized by the Company any Confidential Information or Trade Secrets and will not, directly or indirectly, use or make use of any Confidential Information or Trade Secrets in connection with any business activity other than that of the Company.

Anything herein to the contrary notwithstanding, the Advisor shall not be restricted from disclosing or using Confidential Information or Trade Secrets that are required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, the Advisor shall provide the Company with prompt written notice of such requirement in time to permit the Company to seek an appropriate protective order or other similar protection prior to any such disclosure by the Advisor.

The parties acknowledge and agree that this Agreement is not intended to, and will not, alter or diminish either the Company’s rights or the Advisor’s obligations under any state or federal statutory or common law regarding confidential information, trade secrets and unfair trade practices and all potential remedies under such laws remain available.

For purposes of this Agreement, “Confidential Information” means all data and information relating to the business of the Company that is disclosed to the Advisor or of which the Advisor becomes aware as a consequence of his employment and that has value to the Company and is not generally known to those not employed or otherwise engaged by the Company. “Confidential Information” shall include, but is not limited to, financial plans and data concerning Company; management planning information; Company’s business plans or strategies (including, without limitation, any merger or acquisition plans); sources of supply; “know how;” Company’s operational methods; market studies; marketing plans or strategies; product development techniques or plans; client and prospective client lists; details of client, supplier and vendor contracts; current and anticipated client requirements; past, current and planned research and development; business acquisition plans; employee compensation and other personnel information; and new personnel acquisition plans. “Confidential Information” shall not include data or information (a) which has been voluntarily disclosed to the public by Company, except where such public disclosure was made without authorization from the Company; (b) which has been independently developed and disclosed by Persons other than the Company or its principals or representatives; or (c) which has otherwise entered the public domain through lawful means. This definition shall not limit any definition of “confidential information” or any equivalent term under applicable state or federal law.

For purposes of this Agreement, “Trade Secret” means information, without regard to form, relating to the Company, its activities, businesses or clients, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential clients or suppliers, which is not commonly known by or available to the public via lawful means and which: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secret shall include, but not be limited to, client lists, client billing and pricing information, technical information regarding the Company’s intellectual property, product development information, patent information and all other information permitted to be covered under the Uniform Trade Secrets Act. This definition shall not limit any definition of “trade secret” or any equivalent term under applicable state or federal law.

5.2 The Advisor agrees that it will not retain or destroy, and will immediately return to the Company on or prior to the end of the Term, or at any other time the Company requests such return, any and all property of the Company that is in its possession or subject to its control, including, but not limited to, keys, credit and identification cards, equipment, client files and information, and all Confidential Information and Trade Secrets. The Advisor will not make, distribute or retain copies of any such information or property. The Advisor agrees that it will reimburse the Company for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if the Advisor does not return the materials to the Company on or prior to the end of the Term or at any other time the materials are requested by Company, or if the Advisor otherwise fails to comply with this provision.

5.3 The Advisor acknowledges and agrees that the services to the Company as non-employee Chairman and Advisor are special, unique and extraordinary and that in the course of performing such services the Advisor will be provided with and have access to and knowledge of Confidential Information and Trade Secrets that would be extremely valuable to competitors of the Company. The Advisor further acknowledges and agrees that, due to the unique nature of the Company’s business, the loss of any of its clients or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial and irreparable damage to the Company and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restrictions herein agreed to by the Advisor narrowly and fairly serves such an important and critical business interest of the Company.

5.4 Each of the rights and remedies enumerated in Section 5.5 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 5, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 5 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 5 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

5.5 The provisions of this Section 5 shall survive any termination of this Agreement.

6. Decisions and Authority of the Advisor.

6.1 No Liability. In no event will the Advisor or be liable to the Company for any indirect, special, incidental or consequential damages relating to services performed hereunder, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the Services to be provided by the Advisor hereunder. The Company reserves the right to make all decisions with regard to any matter upon which the Advisor has rendered advice and consultation, and there shall be no liability of the Advisor for any such advice accepted by the Company pursuant to the provisions of this Agreement. The Advisor will not be liable for any mistakes of fact, errors of judgment or losses sustained by the Company or for any acts or omissions of any kind (including acts or omissions of the Advisor), except to the extent caused by intentional misconduct of the Advisor as finally determined by a court of competent jurisdiction. In such case, the Advisor’s liability relating to the services provided hereunder, shall be limited to direct damages not to exceed the total fees paid to Advisor for the Services provided to the Company through the date of any claim.

7. Indemnification.

7.1 Indemnification. The Company shall (i) indemnify the Advisor and its respective Affiliates, directors, officers, employees and agents (collectively, the "Indemnified Party"), to the fullest extent permitted by law, from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and expenses in connection therewith, including without limitation reasonable attorneys’ fees and expenses (“Indemnified Liabilities”) to which the Indemnified Party may become subject, directly or indirectly caused by, related to or arising out of the Services or any other advice or Services contemplated by this Agreement or the engagement of the Advisor pursuant to, and the performance by such Advisor of the Services contemplated by, this Agreement, and (ii) promptly reimburse the Indemnified Party for Indemnified Liabilities as incurred, in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company or Advisor and whether or not resulting in any liability. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

7.2 Limitations on Indemnity; Restrictions on Liability. The Company shall not be liable under the indemnification contained in Section 7.1 hereof with respect to the Indemnified Party to the extent that such Indemnified Liabilities are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted directly from the Indemnified Party’s willful misconduct. The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company, holders of its securities or its creditors related to or arising out of the engagement of the Advisor pursuant to, or the performance by the Advisor of the Services contemplated by, this Agreement.

8. Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (i) delivered personally to the recipient, (ii) telecopied to the recipient (with a hard copy sent to the recipient by reputable overnight courier service (charges prepaid)) if telecopied before 5:00 p.m. Eastern Standard Time on a business day, and otherwise on the next business day, (iii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) received via electronic mail by the recipient if received via electronic mail before 5:00 p.m. Eastern Standard Time on a business day, and otherwise on the next business day after such receipt. Such notices, demands and other communications shall be sent to the address for such recipient indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

Notices to the Advisor:	Notices to the Company:
Robin Smith	George Carpenter
420 Lexington Avenue, suite 350	Mynd Analytics
New York, NY 10021	26522 La Alameda, Suite 290
robin@robinlsmith.com	Mission Viejo, CA 92691
GCarpenter@myndanalytics.com

9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any such terms, provisions, covenants and restrictions which may be hereafter declared invalid, illegal, void or unenforceable.

10. Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

11. Counterparts. This Agreement may be executed in multiple counterparts, and any Party may execute any such counterpart, each of which when executed and delivered will thereby be deemed to be an original and all of which counterparts taken together will constitute one and the same instrument. The delivery of this Agreement may be effected by means of an exchange of facsimile or portable document format (.pdf) signatures.

12. Amendments and Waiver. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and executed by both the Company and the Advisor. No waiver on any one occasion will extend to, effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any Party hereto.

13. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the Parties hereto will bind and inure to the benefit of the respective successors and assigns of the Parties hereto whether so expressed or not. Neither the Company nor the Advisor may assign its rights or delegate its obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, that the Advisor may assign this Agreement to any of its Affiliates.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the state of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the state of Delaware.

15. Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each of the Parties hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, in each case whether now existing or hereafter arising and whether in contract or tort or otherwise. Any of the Parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the Parties hereto to the waiver of its right to trial by jury.

16. No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

17. Headings; Interpretation. The headings in this Agreement are for convenience and reference only and shall not limit or otherwise affect the meaning hereof. The use of the word “including” in this Agreement will be by way of example rather than by limitation.

 IN WITNESS WHEREOF, the Parties hereto have executed this Strategic Advisory Agreement as of the date first written above.

Robin Smith		Director, MYnd Analytics, Inc.

By:	/s/ Robin Smith	By:	/s/ John Pappajohn